Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Stock Incentive Plan of Incyte Corporation of our reports dated February 15, 2018, with respect to the consolidated financial statements of Incyte Corporation and the effectiveness of internal control over financial reporting of Incyte Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, PA

May 24, 2018